UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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PULSE ELECTRONICS CORPORATION

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PULSE ELECTRONICS SENDS LETTER TO SHAREHOLDERS
Details Pulse’s Strategic Plan to Deliver Shareholder Value
Urges Shareholders to Vote “FOR ALL” of Pulse’s
Highly Qualified Director Nominees

PHILADELPHIA — April 7, 2011 — Pulse Electronics Corporation (NYSE: PULS), a leading provider of electronic components, today announced that it has filed with the Securities and Exchange Commission the Company’s definitive proxy statement for its May 18, 2011 Annual Meeting of Shareholders and a letter sent to Pulse’s shareholders from Chairman, President and Chief Executive Officer, Ralph Faison.
The full text of the letter sent to Pulse shareholders follows:
April 7, 2011
Dear Fellow Shareholder:
Over the past several months, your Company has been executing a comprehensive plan designed to significantly enhance the value of your investment in Pulse Electronics. I am honored to have joined Pulse in January as President and Chief Executive Officer and am focused on continuing to build on the Company’s many strengths and position Pulse for long-term growth and profitability.
At our May 18, 2011 Annual Meeting of Shareholders, you will decide whether your Company continues on its path to delivering value or is diverted by the self-serving agenda of one of Pulse’s direct competitors, Bel Fuse Inc. As you may know, through an unsolicited, uncertain and opportunistic takeover proposal and related nomination of its hand-picked directors to the Pulse Board, Bel Fuse is attempting to capture for itself the significant current and future value that rightly belongs to you.
Your Board unanimously recommends that shareholders elect the Company’s highly qualified nominees — Justin C. Choi, Steven G. Crane, Lawrence P. Reinhold, C. Mark Melliar-Smith, Howard C. Deck and me, Ralph E. Faison.
We urge you to vote for your Company’s dedicated nominees TODAY by telephone, Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.
PULSE IS POSITIONED FOR GROWTH AND INCREASED PROFITABILITY —
WE BELIEVE OUR STRATEGIC PLAN WILL DELIVER VALUE

Your Board and management team believe in the future of your Company, its industry-leading products, growth prospects and ability to create significant value for shareholders. Pulse has innovative proprietary technologies, strong engineering and manufacturing expertise, components that are embedded into a wide range of products, and deep relationships with tier-one OEMs around the world. Our total addressable market across network, power management and wireless communications is nearly $4.5 billion, and we believe we can compete and win in these areas. We are not without our challenges, however, including the need to improve our wireless business and reduce G&A expenses. Our comprehensive plan is aimed at doing just that — and more — to enhance performance across the Company, including:
•	Improving Wireless Business. We are working to diversify our customer base, rebuild antenna sales, capture non-cellular opportunities, eliminate capacity and reduce labor, convert design wins into revenue more quickly and effectively, and invest intelligently in R&D, sales and marketing with a disciplined focus on our return on investment. Should we not see meaningful progress within our wireless business in 12-18 months, we will consider strategic alternatives for this business, including its potential sale.

•	Lowering G&A Expenses. We intend to reduce expenses by at least three percent of revenue, which represents approximately $12 million of annual cost savings. We have already taken measures to consolidate our headquarters in San Diego, which will result in $1 million in annual savings starting in the third quarter this year.

•	Optimizing Manufacturing Efficiencies. We are reducing our manufacturing facilities footprint and have already closed two facilities, including our largest. We are also shifting production to lower cost areas in Western China and increasing automation. These measures will save significant costs and support our highly efficient, quality, and high-volume manufacturing capabilities.

•	Implementing New Enterprise Resource Planning System. Under our newly hired Chief Information Officer, who has over 30 years of industry experience, we intend to implement a new enterprise resource planning system which, when fully operational, will enable us to generate greater efficiencies and further reduce expenses in all key areas of our business, from supply chain to customer service.

•	Building on Our Technology Leadership. With over 420 patents, a talented core engineering team, unique design capabilities, and a 60-year history of innovation, Pulse is continuing to develop cutting-edge technologies in each product group. We recently launched 3-D antennas, switchable antennas, and Rogowski coil sensor technology — all significant advances that meet growing needs among our customers. We also plan to introduce a new breakthrough technology in our network product group this year.
Combined, we expect these initiatives will meaningfully improve Pulse’s performance and enhance value for shareholders. Execution of the plan will take some time, but we are committed to providing shareholders regular updates on our progress, and hold ourselves accountable for its success. In our view, this is an exciting time to be a Pulse shareholder.
PULSE’S BOARD IS COMMITTED TO ACTING IN THE BEST
INTERESTS OF ALL SHAREHOLDERS

Your Board takes the composition of its membership very seriously and believes that each director should contribute specific expertise and perspectives that in the aggregate benefit the best interests of all shareholders. Following discussions in 2010 with some of Pulse’s largest and long-standing shareholders, your Board took steps to enhance its strong technology sector, global operations, finance, legal and governance experience. This process, assisted by an independent executive search firm, resulted in the Board’s nomination of three new highly qualified, independent individuals — Justin C. Choi, Steven G. Crane and Lawrence P. Reinhold.
If all of the Company’s nominees are elected this year, seven out of eight members of the Pulse Board will be independent, and the majority will have joined your Board since October 2008. All of the Company’s nominees are committed to acting in the best interests of all Pulse shareholders. Your Board unanimously recommends you vote for the Company’s nominees on the WHITE proxy card today.
BEL FUSE IS ATTEMPTING TO CAPTURE THE SIGNIFICANT VALUE OF PULSE
WITHOUT FAIRLY COMPENSATING YOU
In light of all of the positive developments described above, on February 28, 2011, Bel Fuse, a direct competitor to Pulse, publicly announced its opportunistic proposal to acquire Pulse for $6.00 per share. The non-binding and uncertain proposal consisted of an unspecified combination of cash and Bel Fuse’s non-voting common stock. The Pulse Board, exercising its fiduciary obligations and in consultation with our financial and legal advisors, and after a discussion with Bel Fuse’s CEO, determined that Bel Fuse’s proposal significantly undervalues Pulse and is not in the best interests of Pulse, its shareholders, and other constituents. Subsequently, Bel Fuse announced an intention to nominate two handpicked candidates to your Board, which we believe is simply an attempt to advance its agenda of capturing the significant value at Pulse that rightly belongs to our shareholders.
We believe shareholders should question Bel Fuse’s motives, tactics and the validity of its proposal. Consider the following:
•	The proposal would give Pulse shareholders NO voting rights in the combined entity;

•	Bel Fuse has provided NO details of how much cash and non-voting Bel Fuse stock it is offering;

•	NO financing commitments have been provided by Bel Fuse, nor has it demonstrated the ability to secure adequate financing.
Given Pulse’s strategic plan for shareholder value creation, we are confident in our ability to deliver superior value to Pulse shareholders. We have no doubt that Pulse shareholders — not Bel Fuse — should reap the benefits of our improving performance and bright future.
PROTECT THE VALUE OF YOUR INVESTMENT — VOTE THE WHITE CARD
FOR ALL PULSE’S DIRECTOR NOMINEES TODAY
Pulse’s Board unanimously recommends that you vote “FOR ALL” the highly qualified director candidates nominated by the Company on the WHITE proxy card by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. We also urge you to discard any gold proxy card sent to you by Bel Fuse. Even a vote against Bel Fuse’s nominees on Bel Fuse’s proxy card will cancel any previous proxy submitted by you.

Thank you for your continued support of our efforts to build shareholder value at Pulse.
Sincerely,
Ralph Faison
Chairman, President and Chief Executive Officer
Pulse Electronics Corporation

Your Vote Is Important, No Matter How Many Shares You Own.
If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm
assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833
IMPORTANT
We urge you NOT to sign any Gold proxy card sent to you by Bel Fuse.
Credit Suisse Securities (USA) LLC is serving as financial advisors, and SNR Denton and Buchanan Ingersoll & Rooney PC are serving as legal counsel to Pulse Electronics.
Important Information
On April 7, 2011 Pulse Electronics Corporation filed with the Securities and Exchange Commission (SEC) a definitive proxy statement in connection with its 2011 Annual Meeting. Pulse Electronics has filed with the SEC and mailed to stockholders a definitive proxy statement in connection with its 2011 Annual Meeting. Investors and stockholders are urged to read the definitive proxy statement relating to the 2011 Annual Meeting and any relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. Investors and stockholders may obtain a free copy of the proxy statement and other documents (when available) that Pulse Electronics files with the SEC at the SEC’s web site at www.sec.gov and Pulse Electronics’ web site at www.pulseelectronics.com. In addition, the proxy statement and other documents filed by Pulse Electronics may be obtained from Pulse Electronics free of charge by directing a request to Pulse Electronics, Attention: Investor Relations, 1210 Northbrook Drive, Suite 470, Trevose, PA 19053.
Certain Information Regarding Participants
Pulse Electronics Corporation, its directors, director nominees and certain of its officers may be deemed to be participants in the solicitation of Pulse’s stockholders in connection with its 2011

Annual Meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s definitive proxy statement for the 2011 Annual Meeting. To the extent holdings by certain participants of Pulse Electronics securities have changed since the amounts contained in the proxy statement for the 2011 Annual Meeting, such changes have been, or will be reflected, on Form 4s filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s web site at www.sec.gov and Pulse Electronics’ web site at www.pulseelectronics.com.
Safe Harbor
This press release contains statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the Company’s current information and expectations. There can be no assurance the forward-looking statements will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, those discussed in the Company’s Form 10-K for the year ended December 31, 2010 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).” All such risk factors are incorporated herein by reference as though set forth in full. The Company undertakes no obligation to update any forward looking statement.

Investor Contacts	Media Contact
Pulse Electronics Corporation	Sard Verbinnen
Jim Jacobson	Andrew Cole/Brooke Gordon/Briana Kelly
Director of Investor Relations	(212) 687-8080
(215) 942-8428

Or

Innisfree M&A Incorporated
Scott Winter
(212) 750-7271
# # #

(TEXT OF LETTER)
April 7, 2011
Dear Fellow Shareholder:
Over the past several months, your Company has been executing a comprehensive plan designed to significantly enhance the value of your investment in Pulse Electronics. I am honored to have joined Pulse in January as President and Chief Executive Officer and am focused on continuing to build on the Company’s many strengths and position Pulse for long-term growth and profitability.
At our May 18, 2011 Annual Meeting of Shareholders, you will decide whether your Company continues on its path to delivering value or is diverted by the self-serving agenda of one of Pulse’s direct competitors, Bel Fuse Inc. As you may know, through an unsolicited, uncertain and opportunistic takeover proposal and related nomination of its hand-picked directors to the Pulse Board, Bel Fuse is attempting to capture for itself the significant current and future value that rightly belongs to you.
Your Board unanimously recommends that shareholders elect the Company’s highly qualified nominees — Justin C. Choi, Steven G. Crane, Lawrence P. Reinhold, C. Mark Melliar-Smith, Howard C. Deck and me, Ralph E. Faison.
We urge you to vote for your Company’s dedicated nominees TODAY by telephone, Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.
PULSE IS POSITIONED FOR GROWTH AND INCREASED PROFITABILITY —
WE BELIEVE OUR STRATEGIC PLAN WILL DELIVER VALUE
Your Board and management team believe in the future of your Company, its industry-leading products, growth prospects and ability to create significant value for shareholders. Pulse has innovative proprietary technologies, strong engineering and manufacturing expertise, components that are embedded into a wide range of products, and deep relationships with tier-one OEMs around the world. Our total addressable market across network, power management and wireless communications is nearly $4.5 billion, and we believe we can compete and win in these areas. We are not without our challenges, however, including the need to improve our wireless business and reduce G&A expenses. Our comprehensive plan is aimed at doing just that — and more — to enhance performance across the Company, including:
•	Improving Wireless Business. We are working to diversify our customer base, rebuild antenna sales, capture non-cellular opportunities, eliminate capacity and reduce labor, convert design wins into revenue more quickly and effectively, and invest intelligently in R&D, sales and marketing with a disciplined focus on our return on investment. Should we not see meaningful progress within our wireless business in 12-18 months, we will consider strategic alternatives for this business, including its potential sale.

•	Lowering G&A Expenses. We intend to reduce expenses by at least three percent of revenue, which represents approximately $12 million of annual cost savings. We have already taken measures to consolidate our headquarters in San Diego, which will result in $1 million in annual savings starting in the third quarter this year.

•	Optimizing Manufacturing Efficiencies. We are reducing our manufacturing facilities footprint and have already closed two facilities, including our largest. We are also shifting production to lower cost areas in Western China and increasing automation. These measures will save significant costs and support our highly efficient, quality, and high-volume manufacturing capabilities.

•	Implementing New Enterprise Resource Planning System. Under our newly hired Chief Information Officer, who has over 30 years of industry experience, we intend to implement a new enterprise resource planning system which, when fully operational, will enable us to generate greater efficiencies and further reduce expenses in all key areas of our business, from supply chain to customer service.

•	Building on Our Technology Leadership. With over 420 patents, a talented core engineering team, unique design capabilities, and a 60-year history of innovation, Pulse is continuing to develop cutting-edge technologies in each product group. We recently launched 3-D antennas, switchable antennas, and Rogowski coil sensor technology — all significant advances that meet growing needs among our customers. We also plan to introduce a new breakthrough technology in our network product group this year.
Combined, we expect these initiatives will meaningfully improve Pulse’s performance and enhance value for shareholders. Execution of the plan will take some time, but we are committed to providing shareholders regular updates on our progress, and hold ourselves accountable for its success. In our view, this is an exciting time to be a Pulse shareholder.
PULSE’S BOARD IS COMMITTED TO ACTING IN THE BEST
INTERESTS OF ALL SHAREHOLDERS
Your Board takes the composition of its membership very seriously and believes that each director should contribute specific expertise and perspectives that in the aggregate benefit the best interests of all shareholders. Following discussions in 2010 with some of Pulse’s largest and long-standing shareholders, your Board took steps to enhance its strong technology sector, global operations, finance, legal and governance experience. This process, assisted by an independent executive search firm, resulted in the Board’s nomination of three new highly qualified, independent individuals — Justin C. Choi, Steven G. Crane and Lawrence P. Reinhold.
If all of the Company’s nominees are elected this year, seven out of eight members of the Pulse Board will be independent, and the majority will have joined your Board since October 2008. All of the Company’s nominees are committed to acting in the best interests of all Pulse shareholders. Your Board unanimously recommends you vote for the Company’s nominees on the WHITE proxy card today.

BEL FUSE IS ATTEMPTING TO CAPTURE THE SIGNIFICANT VALUE OF PULSE
WITHOUT FAIRLY COMPENSATING YOU
In light of all of the positive developments described above, on February 28, 2011, Bel Fuse, a direct competitor to Pulse, publicly announced its opportunistic proposal to acquire Pulse for $6.00 per share. The non-binding and uncertain proposal consisted of an unspecified combination of cash and Bel Fuse’s non-voting common stock. The Pulse Board, exercising its fiduciary obligations and in consultation with our financial and legal advisors, and after a discussion with Bel Fuse’s CEO, determined that Bel Fuse’s proposal significantly undervalues Pulse and is not in the best interests of Pulse, its shareholders, and other constituents. Subsequently, Bel Fuse announced an intention to nominate two handpicked candidates to your Board, which we believe is simply an attempt to advance its agenda of capturing the significant value at Pulse that rightly belongs to our shareholders.
We believe shareholders should question Bel Fuse’s motives, tactics and the validity of its proposal. Consider the following:
•	The proposal would give Pulse shareholders NO voting rights in the combined entity;

•	Bel Fuse has provided NO details of how much cash and non-voting Bel Fuse stock it is offering;

•	NO financing commitments have been provided by Bel Fuse, nor has it demonstrated the ability to secure adequate financing.
Given Pulse’s strategic plan for shareholder value creation, we are confident in our ability to deliver superior value to Pulse shareholders. We have no doubt that Pulse shareholders — not Bel Fuse — should reap the benefits of our improving performance and bright future.
PROTECT THE VALUE OF YOUR INVESTMENT — VOTE THE WHITE CARD
FOR ALL PULSE’S DIRECTOR NOMINEES TODAY
Pulse’s Board unanimously recommends that you vote “FOR ALL” the highly qualified director candidates nominated by the Company on the WHITE proxy card by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. We also urge you to discard any gold proxy card sent to you by Bel Fuse. Even a vote against Bel Fuse’s nominees on Bel Fuse’s proxy card will cancel any previous proxy submitted by you. Thank you for your continued support of our efforts to build shareholder value at Pulse.
Sincerely,

Ralph Faison
Chairman, President and Chief Executive Officer Pulse
Electronics Corporation

Your Vote Is Important, No Matter How Many Shares You Own.
If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm
assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833
IMPORTANT
We urge you NOT to sign any Gold proxy card sent to you by Bel Fuse.
Forward-Looking Statements
This communication contains forward-looking statements. Forward-looking statements are statements which are not historical facts, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on the Company’s current information and expectations. There is no assurance that forward-looking statements will be achieved. Actual results may differ materially due to the risk factors identified in the Company’s SEC reports, including the Company’s Form 10-K for the year ended December 31, 2010.